Contact: Yvonne Gill
December 18, 2009	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION ANNOUNCES DELAY IN DIVIDEND DECISION

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC) announced today that the Board of Directors is delaying until January 2010 a decision regarding the size of the dividend, if any, to be declared for the fourth quarter of 2009.  This is a departure from the Company’s customary practice which has been to declare a dividend for the fourth quarter of the year in mid-December, with a dividend payment date in mid- to late January.  The determination of the fourth quarter dividend, if any, will be subject to regulatory approval and no assurance can be given that regulatory approval for any dividend will be obtained.

The Company previously announced on November 12, 2009 that, after considering the Company’s results of operations through the third quarter of the year and its capital needs, the Company’s Board of Directors approved, subject to regulatory approval, a reduction in the quarterly dividend by at least 50% on the Company’s common stock (from $0.24 to no more than $0.12 per share), commencing with the fourth quarter of 2009.

About Citizens & Northern Corporation

With approximately $1.3 billion in assets, Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices located throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. The Company and Citizens & Northern Bank can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s common stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.